Exhibit 99.1

Contact:	Joyce Liu Interim Chief Financial Officer (571) 303-4080 heroldl@executiveboard.com	1919 North Lynn Street Arlington, Virginia 22209 www.exbd.com
THE CORPORATE EXECUTIVE BOARD TO RESTATE 2008 OPERATING RESULTS TO
INCLUDE ADDITIONAL NONCASH EXPENSE OF APPROXIMATELY $9.9 MILLION
ARLINGTON, VA — (March 13, 2009) — The Corporate Executive Board Company (the “Company”) (NASDAQ: EXBD) today announces that management of the Company and the Audit Committee of the Company’s Board of Directors (the “Committee”) concluded that the Company’s 2008 financial statements and the related reports of the Company’s independent registered public accounting firm, Ernst & Young LLP, on (i) the consolidated financial statements as of and for the year ended December 31, 2008 and (ii) internal control over financial reporting at December 31, 2008, should no longer be relied upon. This conclusion was reached because the Company determined that it had incorrectly accounted for rent expense for its Arlington, Virginia headquarters in its 2008 consolidated financial statements, including all interim periods contained therein. The Company is diligently working to prepare and file, as soon as possible, an amended Annual Report on Form 10-K/A that will contain restated 2008 consolidated financial statements as well as revised information for the interim periods. As part of the restatement, the Company also will record an adjustment to increase the fourth quarter impairment loss related to intangible assets. This adjustment was evaluated by the Company, and subsequently assessed by the Company’s independent registered public accounting firm, to be immaterial to the 2008 financial statements, and will be recorded in conjunction with the lease expense restatement.
The adjustment to rent expense, which did not affect operating cash flows, results from scheduled rent increases in the Company’s headquarters lease. The scheduled rent increases, which are calculated pursuant to a formula and are capped at 1.85% per year through 2017, and 2% per year thereafter, previously had been evaluated as contingent increases that would not be reflected in the Company’s financial statements until actually incurred. In connection with the March 2009 rent payment, management re-evaluated the lease terms and concluded that the rent increases should have been accounted for as fixed increases, which are required to be accrued on a straight-line basis over the twenty-year life of the lease. The adjustment will result in the accrual of additional rent expense of approximately $5.7 million in 2008.
During the fourth quarter of 2008, the Company completed an impairment test of goodwill and other intangible assets, and identified and recorded an impairment loss of $23.2 million related to the Information Technology Toolbox, Inc. (now doing business as Toolbox.com) acquisition. In restating the 2008 financial statements, the Company will increase the impairment loss associated with amortizable intangible assets by approximately $4.2 million.
In preparing the amended Annual Report on Form 10-K/A, management also will review its conclusion regarding the effectiveness of internal control over financial reporting as of December 31, 2008.

March 13, 2009
Management and the Audit Committee have discussed these matters with the Company’s independent registered public accounting firm, Ernst & Young LLP.
Management will evaluate 2009 guidance across the year in connection with the announcement of quarterly earnings, and will take into account the impact of the matters discussed above.
The Corporate Executive Board Company drives faster, more effective decision-making among the world’s leading executives and business professionals. As the premier, network-based knowledge resource, it provides them with the authoritative and timely guidance needed to excel in their roles, take decisive action and improve company performance. Powered by a member network that spans over 50 countries and represents more than 80% of the world’s Fortune 500 companies, The Corporate Executive Board offers the unique research insights along with an integrated suite of members-only tools and resources that enable the world’s most successful organizations to deliver superior business outcomes. Based in Arlington, Virginia, the Company employs more than 2,000 professionals in eight offices around the world. For more information, visit www.exbd.com.
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